UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2013

Gas Natural Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-34585	27-3003768
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1 First Avenue South, Great Falls, Montana		59401
(Address of principal executive offices)		(Zip Code)

(406) 791-7500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 6, 2013, one of our subsidiaries, Gas Natural Resources, LLC (“GNR”), entered into a Base Contract for Sale and Purchase of Natural Gas (the “Gas Agreement”) with Cobra Pipeline Company, Ltd. (“Cobra”), an entity owned and controlled by Richard M. Osborne (“Mr. Osborne”), our Chief Executive Officer and Chairman of the Board of Directors. Pursuant to the Gas Agreement, Cobra will sell gas supplies to GNR at the market price per unit at the time the sale of gas occurs, as determined based on the trading price of natural gas at the New York Mercantile Exchange. The Gas Agreement will remain in effect until terminated by either party upon 30 days’ written notice.

On October 7, 2013, one of our subsidiaries, 8500 Station Street LLC (“8500 Station Street”), entered into a Lease Agreement (the “Lease Agreement”) with OsAir, Inc. (“OsAir”), an entity owned and controlled by Mr. Osborne. Pursuant to the Lease Agreement, 8500 Station Street leases to OsAir approximately 6,472 square feet of office space located at 8500 Station Street, Mentor, Ohio 44060, at a rent of $5,500 per month for a period of three years starting from March 1, 2013. The Lease Agreement is not subject to renewal following the end of the term.

The transactions described above were approved by the independent members of our Board of Directors. The summary of the Gas Agreement and Lease Agreement contained in this report is not complete and is subject to, and qualified in its entirety by, the Gas Agreement and Lease Agreement filed with this report as Exhibits 10.1 and 10.2, respectively.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Base Contract for Sale and Purchase of Natural Gas dated August 6, 2013, between Gas Natural Resources, LLC and Cobra Pipeline Company, Ltd.

10.2	Lease Agreement dated October 7, 2013, between 8500 Station Street LLC and OsAir, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gas Natural Inc.

By:	/s/ Thomas J. Smith
Name:	Thomas J. Smith
Title:	Chief Financial Officer

Dated: October 9, 2013